INTERIM EMPLOYMENT AGREEMENT
THIS INTERIM EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between TiVo Inc., a Delaware corporation (the “Company”), and Naveen Chopra (“Executive”), and shall be effective as of January 30, 2016 (the “Agreement Effective Date”).
WHEREAS, Executive currently serves as Chief Financial Officer (“CFO”) and Senior Vice President, Corporate Development and Strategy of the Company, and
WHEREAS, Executive shall serve concurrently as CFO and Senior Vice President, Corporate Development and Strategy and as Interim Chief Executive Officer (“Interim CEO”) of the Company in accordance with the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:
1.Definitions. As used in this Agreement, the following terms shall have the following meanings:
(a)Board. “Board” means the Board of Directors of the Company.
(b)Cause. “Cause” means (i) Executive’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after Executive’s issuance of a Notice of Termination (as defined below) for Good Reason), after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties, (ii) Executive’s willful and continued failure to substantially follow and comply with such specific and lawful directives of the Board that are not inconsistent with Executive’s position as Interim CEO of the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after Executive’s issuance of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties, (iii) Executive’s willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Company, or (iv) Executive’s conviction of, or entry by Executive of a guilty or no contest plea to, the commission of a felony involving moral turpitude. For purposes of this Section 1(b), no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith.
(c)Change of Control. The definition of “Change of Control” provided for in that certain Change of Control Terms and Conditions, as may be amended from time to time, a copy of which is attached hereto as Exhibit A (the “Change of Control Agreement”) shall be incorporated herein by reference.
(d)Good Reason. Subject to the conditions described in this Section 1(d), “Good Reason” means the occurrence of any one or more of the following events:
(i)the appointment of someone other than Executive as Interim or non-Interim CEO of the Company, if, in connection with such appointment, (A) Executive is not offered the position of CFO and Senior Vice President, Corporate Development and Strategy, with compensation levels that are equal to or greater than those in effect as of December 31, 2015, (B) Executive is not offered another executive role deemed acceptable by Executive and (C) Executive provides six (6) months of continued service to the Company after the date upon which the Company appoints someone other than Executive as Interim or non-Interim CEO of the Company;
(ii)any breach of this Agreement by the Company; provided, however, that the appointment of someone other than Executive as Interim or non-Interim CEO of the Company will not, in and of itself, constitute a breach of this Agreement; or
(iii)relocation of Executive’s principal place of work, without Executive’s consent, to a location more than thirty-five (35) miles from Executive’ current principal place of work, provided, however, that Good Reason shall not exist unless each of the following conditions is satisfied: (i) Executive provides notice to the Company of his intent to assert Good Reason within sixty (60) days of the initial existence of one (1) or more of the events set forth above in this Section 1(d), (ii) the Company does not remedy the event(s) set forth above in this Section 1(d) within thirty (30) days after receiving notice of Executive’s intent to assert Good Reason (the “Cure Period”) and (iii) Executive resigns for Good Reason within ten (10) days after either the expiration of the Cure Period or receipt of notice from the Company that the Company will not cure the event(s) that triggered Good Reason.
(e)Termination Date. “Termination Date” shall be the date Executive’s employment with the Company is terminated, which shall be the (i) date Executive’s employment is terminated by the Company for Cause, (ii) six-month anniversary of the Company’s notice to Executive that his employment is terminated without Cause, regardless of whether Executive is relieved of his duties as Interim CEO before Executive’s receipt of such notice, or (iii) six-month anniversary of Executive’s notice to the Company of his resignation for Good Reason, regardless of whether Executive is relieved of his duties as Interim CEO before the Company’s receipt of such notice, which shall run concurrently with the six-month service period provided for in Section 1(d)(i)(C) of this Agreement.
(f)Disability. Executive’s “Disability” means Executive’s absence from the full-time performance of his duties with the Company for one hundred eighty (180) consecutive days by reason of his physical or mental illness.
(g)Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive (other than termination due to Executive’s death, which shall terminate Executive’s employment automatically) shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 10(g). “Notice of Termination” means a notice that shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
(h)Stock Awards. “Stock Awards” means all stock options, stock appreciation rights, restricted stock units, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof (including without limitation any stock options or restricted shares of the Corporation’s capital stock that contain provisions making the vesting of, or lapse of restrictions with respect to, such awards contingent upon the attainment of one or more performance goals).
2.Employment Period. Subject to the provisions for earlier termination hereinafter provided, the term of this Agreement shall continue in effect until Executive’s employment with the Company is terminated (the “Employment Period”). In no event shall Executive’s employment as Interim CEO of the Company continue after the date upon which the Company appoints an Interim or non-Interim CEO, regardless of whether such appointment triggers Good Reason under Section 1(d) of this Agreement. For the avoidance of doubt, the Company’s appointment of someone other than Executive as non-Interim CEO shall not, alone, constitute a termination of Executive’s employment without Cause.

3.Services to Be Rendered.
(a)Duties and Responsibilities. Executive shall serve as Interim CEO of the Company. In the performance of such duties, Executive shall report directly to the Board, shall be the senior-most executive officer of the Company and shall have the duties and responsibilities consistent with the positions set forth above in a company the size and nature of the Company. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the Board. Executive shall be employed by the Company on a full-time basis. Executive shall perform his duties at the Company’s offices in Alviso, California. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company or such other policies and procedures that apply to Executive particularly, in each case to the extent the same are not inconsistent with any term of this Agreement. While Executive serves as Interim CEO of the Company, the Board shall consult with him regarding any appointments to the offices of Chairman of the Board and Vice Chairman of the Board.
(b)Exclusive Services. Executive agrees to devote substantially all of Executive’s business time, attention and energies to the business of the Company. Subject to the terms of Section 6, this shall not preclude Executive from devoting time to personal and family investments or serving on advisory boards, community and civic boards or the corporate boards on which Executive currently serves, or participating in industry associations, provided such activities do not materially interfere with his duties to the Company. Executive agrees that he will not join any additional corporate boards without the prior approval of the Board, which approval shall not be unreasonably withheld or delayed.
4.Compensation and Benefits.
(a)Compensation and Benefits as CFO and Senior Vice President, Corporate Development and Strategy .
(i)Base Salary. The Company shall continue pay to Executive a base salary of $459,000 per fiscal year (“Base Salary”), payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly), as consideration for Executive’s continued services to the Company as CFO and Senior Vice President, Corporate Development and Strategy.
(ii) Bonus. In addition to the base salary described above, for each fiscal year ending during Executive’s employment with the Company as CFO and Senior Vice President, Corporate Development and Strategy, Executive shall continue to have the opportunity to earn an annual performance bonus, up to one hundred percent (100%) of Executive’s base salary, based on reasonable criteria established by the Compensation Committee of the Board in good faith no later than ninety (90) days following the start of each fiscal year. The annual bonus shall be determined in good faith by the Compensation Committee of the Board as soon as practicable after the end of the fiscal year with respect to which it is payable, and shall be paid to Executive in a lump sum promptly thereafter and in no event later than April 15 immediately following the end of such fiscal year, subject to all withholding with respect thereto as is required by applicable law. The Compensation Committee of the Board will consider and shall have the discretion to exclude extraordinary items in good faith when determining Executive’s annual bonus, it being understood that the final determination shall be within the discretion of the Compensation Committee of the Board.
(iii)Stock Award. Provided that Executive has not been terminated for Cause or resigned without Good Reason as of the grant date, Executive shall receive a Stock Award with respect to no less than 75,000 time-based shares (as equitably adjusted for stock splits, consolidations and/or other events affecting Company stock as provided in the applicable equity plan) for fiscal year 2017, which shall be granted during the regular grant cycle pertaining to such Stock Award. All Stock Awards are subject to the terms and conditions of the applicable stock plan and award agreements pursuant to which such Stock Awards were granted to the extent such provisions are not less favorable to Executive than the applicable provisions of this Agreement and the Change of Control Agreement.

(b)Compensation and Benefits as Interim CEO. In addition to the compensation and other benefits Executive receives while concurrently serving in his position as CFO and Senior Vice President, Corporate Development and Strategy, the Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 4(b) as consideration for Executive’s services to the Company as Interim CEO.
(i)Supplemental Cash Payment. The Company shall pay to Executive a monthly supplemental cash payment (“Supplemental Cash Payment ”) of $23,000 while Executive serves as Interim CEO of the Company during the Employment Period. For the avoidance of doubt, this Supplemental Cash Payment shall not be incorporated into Executive’s bonus or severance calculations.
(ii)Stock Award. Assuming his continued employment with the Company through such date, effective as of January 30, 2016, Executive shall be granted a one-time award of restricted shares of the Company’s common stock for that number of shares of Company capital stock equal to (x) $750,000 divided by (y) the closing trading price of common stock of the Company on January 30, 2016. One hundred percent (100%) of such shares shall vest on the one-year anniversary after the date upon which such shares are granted to Executive; provided, however, that (A) such shares shall become fully vested upon the termination of Executive’s employment without Cause by the Company or upon resignation for Good Reason by Executive, and (B) the award of such shares shall be forfeited in the event that Executive resigns without Good Reason from his position as Interim CEO or the Company terminates Executive’s employment for Cause. All Stock Awards are subject to the terms and conditions of the applicable stock plan and award agreements pursuant to which such Stock Awards were granted to the extent such provisions are not less favorable to Executive than the applicable provisions of this Agreement and the Change of Control Agreement.
(iii)Benefits. Executive shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein. Executive shall also be entitled to such supplemental benefits as are agreed upon by Executive and the Company from time to time.
(iv)Expenses. The Company shall reimburse Executive for reasonable business entertainment expenses and any other out-of-pocket business expenses incurred in connection with the performance of his duties hereunder, subject to (i) such policies as the Company may from time to time establish, and (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures. Executive shall be reimbursed pursuant to the Company’s standard travel policies for other business travel, provided that Executive shall be reimbursed for first class air travel if Executive determines reasonably and in good faith that such travel is appropriate. For the avoidance of doubt, the Company shall not reimburse Executive for the personal expenses of Executive or Executive’s family.
(v)Paid Time Off; Vacation. Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided under the Company’s PTO policy and as otherwise provided for senior executive officers, which shall in any event be no less than four (4) weeks per year.
5.Termination and Severance. Executive shall be entitled to receive benefits upon termination of employment only as set forth in this Section 5:
(a)At-Will Employment; Termination. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this

Agreement. Executive’s employment under this Agreement shall be terminated immediately on the death of Executive.
(b)Termination by Death, For Cause or Disability, Voluntary Resignation Without Good Reason. If Executive’s employment with the Company is terminated by reason of Executive’s death, by the Company for Cause or Disability, or by Executive other than for Good Reason, the Company shall pay Executive (or his estate) his full Base Salary and Supplemental Cash Payment, when due, through the Termination Date, at the rate in effect at the time Notice of Termination is given, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time such payments are due (including, without limitation, all accrued and unused PTO), and the Company shall have no further obligations to Executive (or his estate) under this Agreement. In addition, if Executive’s employment with the Company is terminated by the Company for Cause, or by Executive other than for Good Reason, all vesting of Executive’s unvested Stock Awards previously granted to him by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the Termination Date. If Executive’s employment with the Company is terminated by reason of Executive’s death or by the Company for Disability, Executive, Executive’s estate or, as applicable, Executive’s covered dependents shall be entitled to receive the benefits set forth in Section 5(c)(i)(C) and (D). The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.
(c)Termination Without Cause or Voluntary Resignation for Good Reason.
(i)Termination Apart From Change of Control. If Executive’s employment is terminated (A) by the Company other than for Cause or Disability or (B) by Executive for Good Reason, and provided that (1) Notice of Termination without Cause or for Good Reason is provided by the later of January 31, 2017 or sixty (60) days after the Company appoints someone other than Executive as non-Interim CEO of the Company, (2) such termination of employment is not a Payment Termination (as defined in the Change of Control Agreement) and (3) the termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, including Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), then, subject to Section 5(d), in lieu of any severance benefits to which Executive may otherwise be entitled under Section 5(c)(ii) or any severance plan or program of the Company or by law, Executive shall be entitled to receive the benefits provided below thirty (30) days following the Termination Date:
(A)In the event of Executive’s resignation for Good Reason, the Company shall pay to Executive his Base Salary and Supplemental Cash Payment, when due, through the Termination Date at the rate in effect at the time Notice of Termination for Good Reason is given, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time such payments are due (including, without limitation, all accrued and unused PTO), but in no event shall Executive receive the payments provided for in this Section 5(c)(i)(A) following termination of Executive’s employment by the Company without Cause;
(B)Executive shall be entitled to receive an amount equal to two (2) times Executive’s annual Base Salary (without giving effect to any reductions thereto or to the Supplemental Cash Payment), payable in one lump sum payment within thirty (30) days following the Termination Date;
(C)at the Company’s election, the Company will either (1) continue in effect at the Company cost health and welfare coverage of Executive and/or his covered dependents under the Company’s health and welfare plans on the same terms and conditions in effect prior to Executive’s Termination Date for eighteen (18) full months following the Termination Date or, (2) provide Executive the equivalent of such coverage in the form of a lump sum COBRA payout; and
(D)(1) the Stock Award provided for in Section 4(b)(ii) of this Agreement shall be automatically and fully vested on the Termination Date and (2) vesting of Executive’s other unvested, time-based Restricted Stock Awards and Restricted Stock Units shall be accelerated by eighteen (18) months upon the Termination Date.
For the avoidance of doubt, the Company’s appointment of someone other than Executive as Interim or non-Interim CEO shall not, alone, constitute a termination of Executive’s employment without Cause.
(ii)Termination In Connection With a Change of Control. If Executive incurs a Payment Termination (as defined in the Change of Control Agreement), then Executive shall be entitled to receive the benefits provided in the Change of Control Agreement. For the avoidance of doubt, any severance payments that Executive receives pursuant to this Section 5(c)(ii) shall be in lieu of any severance benefits to which Executive may otherwise be entitled under Section 5(c)(i) of this Agreement or any other severance plan or program of the Company or by law.
(d)Release and Compliance with Restrictive Covenants. As a condition to Executive’s receipt of any benefits described in Section 5(c) of this Agreement (other than the benefits described in Section 5(c)(i)(A)), Executive shall (i) execute a Release in the form attached hereto as Exhibit B (the “Release”) no later than twenty-one (21) days following the Termination Date and must not revoke the Release during any period permitted under applicable law and (iii) comply with all restrictive covenants provided for in Section 6 of this Agreement.
(e)Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 5. In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 5, including, without limitation, any excise tax imposed by Section 4999 of the Code.
(f)No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits, by offset against any amounts (other than loans or advances to Executive by the Company) claimed to be owed by Executive to the Company, or otherwise.
(g)Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his offices prior to or on the effective Termination Date and to cease all activities on the Company’s behalf. Upon the termination of his employment in any manner, as a condition to the Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records containing Confidential Information (as defined below) and all other property belonging to the Company, it being distinctly understood that all such lists, books and records containing Confidential Information are the property of the Company.
6.Certain Covenants.
(a)Noncompetition. Except as may otherwise be approved by the Board, during the term of Executive’s employment, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly with the Company’s business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (x) is not a controlling person of, or a member of a group which controls, such entity; or (y) does not, directly or indirectly, own five percent (5%) or more of any class of securities of any such entity.
(b)Confidentiality. Executive hereby agrees that, other than as Executive determines in good faith is necessary or appropriate in the discharge of his duties hereunder, during the term of this Agreement and thereafter, he shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Executive further agrees that, upon termination of his employment with the Company, all Confidential Information in his possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that, this Section 6(b) shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by Executive, (iii) is lawfully disclosed to Executive by a third party, (iv) is required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Executive to disclose or make accessible any information, or (v) is related to any litigation, arbitration or mediation between the parties, including, but not limited to, the enforcement of this Agreement. As used in this Agreement, the term “Confidential Information” means: confidential information disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with the Company about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, product lists, product road maps, technology specifications or other information related to the products and services of the Company and its affiliates. Nothing herein shall limit in any way any obligation Executive may have relating to Confidential Information under any other agreement with or promise to the Company.
(c)Non-Solicitation. Executive hereby agrees that, for the eighteen (18) month period immediately following the Termination Date, Executive shall not, either on his own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 6(c).
(d)Non-Disparagement. Executive agrees that he will not disparage the Company, its subsidiaries, affiliates, or its or their current or former officers, directors, and employees in any way, including, but not limited to, any oral or written communication directed to any person or entity, including, but not limited to, competitors, customers, or clients of the Company. In addition, Executive will not make or solicit any comments, statements, or the like to the media or to others, or in any electronic forum, that may be considered derogatory or detrimental to the good name or business reputation of any of the aforementioned entities or individuals. Nothing in this Section is to be interpreted as requiring or implying that Executive should testify or communicate other than truthfully and honestly in any legal or government proceeding involving the Company, subject to such restrictions on Executive's testimony or communications that may apply under the attorney-client, attorney work product, or other applicable privileges.

(e)Survival; Reformation. The provisions of this Section 6 shall survive the termination or expiration of this Agreement and Executive’s employment with the Company and shall be fully enforceable thereafter. If it shall be finally determined that any restriction in this Section 6 is excessive in duration or scope or is unreasonable or unenforceable under the laws of any state or jurisdiction, it is the intention of the parties that such restriction may be modified or amended to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.
(f)Equitable Relief. In the event that Executive shall breach or threaten to breach any of the provisions of this Section 6, in addition to and without limiting or waiving any other remedies available to the Company in law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce the provisions of this Section 6. Executive acknowledges that it is impossible to measure in money the damages that the Company will sustain in the event that Executive breaches or threatens to breach the provisions of this Section 6 and, in the event that the Company shall institute any action or proceeding to enforce such provisions seeking injunctive relief, Executive hereby waives and agrees not to assert and shall not use as a defense thereto the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the right of the Company to require Executive to account for and pay over to the Company the amount of any actual damages incurred by the Company as a result of such breach.
7.Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies (as well as any action to comply with all applicable provisions of Code Section 101(j), relating to employer-owned life insurance contracts, as may be necessary in order for the proceeds of the key-man life insurance policy to qualify for the exclusion from gross income under Code Section 101(a)).
8.Arbitration; Dispute Resolution, Etc.
(a)Arbitration Procedures. Except as set forth in Section 6, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in San Jose, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.
(b)Expenses; Legal Fees. The Company shall pay reasonable expenses and attorneys’ fees incurred by Executive in connection with negotiating the terms of Executive’s employment as Interim CEO, up to a maximum of $25,000.

9.General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.
10.Miscellaneous.
(a)Entire Agreement. This Agreement, the Change of Control Agreement, the Plans and the Stock Award agreements referenced herein, along with the Indemnification Agreement between the parties dated June 18, 2007, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including without limitation, any prior severance agreements and any contrary or limiting provisions in any Company equity compensation plan. Any of Executive’s rights hereunder shall be in addition to any rights Executive may otherwise have under benefit plans or agreements of the Company (other than severance plans or agreements) to which Executive is a party or in which Executive is a participant, including, but not limited to, any Company sponsored employee benefit plans and stock option plans. The provisions of this Agreement shall not in any way abrogate Executive’s rights under such other plans and agreements. In addition, this Agreement shall not limit in any way any obligation Executive may have under any other agreement with or promise to the Company relating to employee confidentiality, proprietary rights in technology or the assignment of interests in any intellectual property.
(b)Assignment; Assumption by Successor.
(i)The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.
(ii)None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.
(iii)This Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.
(c)Survival. The covenants, agreements, representations and warranties contained in or made in Sections 5, 6, 8 and 10 of this Agreement shall survive any termination of Executive’s employment or any termination of this Agreement. In addition, Executive’s right to terminate his employment for Good Reason and the Company’s obligations under this Agreement in the event of

Executive’s voluntary resignation for Good Reason shall survive any actual or purported termination of this Agreement by the Company for a reason other than Cause or Executive’s Disability.
(d)Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.
(e)Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.
(f)Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.
(g)Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:
If to the Company or the Board:
TiVo Inc.
2160 Gold Street
P.O. Box 2160
Alviso, California 95002-2160
Attention: Secretary
If to Executive:
Naveen Chopra
1381 Woodland Avenue
Menlo Park, CA 94025
All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.
(h)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(i)Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Sections 6 and 8 of this Agreement, any suit brought hereon shall be brought in the state or federal courts sitting in San Jose, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
(j)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(k)Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.
(l)Withholding and other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.
(m)Code Section 409A.
(i)Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Corporation at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Separation from Service with the Corporation or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 10(m)(i) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive each installment payment (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment.
(ii)In addition, any reimbursements payable to Executive pursuant to this Agreement shall be paid in a timely manner to Executive, but in no event later than December 31 of the year following the year in which the cost was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(n)Indemnification. During the Employment Period, Executive shall be entitled to enter into an Indemnification Agreement in the form filed by the Company with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-83515).
(o)Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board.
(Signature Page Follows)

[SIGNATURE PAGE TO INTERIM EMPLOYMENT AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EXECUTIVE	TIVO INC.

Naveen Chopra	By:
Title:

By:
Title:

EXHIBIT A
CHANGE OF CONTROL AGREEMENT
[Attached]

EXHIBIT B
GENERAL RELEASE OF CLAIMS
This General Release of Claims (“Release”) is entered into as of this _____ day of __________, 20___, between ____________ (“Executive”), and TiVo Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”), effective eight (8) days after Executive’s signature (the “Release Effective Date”), unless Executive revokes his or her acceptance as provided in Paragraph 3(c), below.

WHEREAS, Executive and the Company are parties to that certain Interim Employment Agreement dated as of January 30, 2016 (the “Interim Employment Agreement”);
WHEREAS, Executive and the Company are parties to that certain Change of Control Agreement (the “Change of Control Agreement”);
WHEREAS, Executive’s employment with the Company terminated effective as of ______________, 20___, (the “Termination Date”);
WHEREAS, the Parties agree that the termination of Executive’s employment has triggered severance payments and benefits to Executive under Section 5(c) of the Interim Employment Agreement or Section 4 of the Change of Control Agreement, subject to Executive’s execution and non-revocation of this Release; and
WHEREAS, the Company and Executive now wish to document the termination of Executive’s employment with the Company and to fully and finally to resolve all matters between them.
NOW, THEREFORE, in consideration of, and subject to, the severance payments and benefits to be made available to Executive pursuant to Section 5(c) of the Interim Employment Agreement or Section 4 of the Change of Control Agreement, as applicable, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:
1.    Termination of Positions as Officer and Employment. Executive’s positions as an officer and employee of the Company are terminated effective as of the Termination Date.
2.    Severance Payments and Benefits. Subject to Executive’s execution and non-revocation of this Release, Executive shall receive payments, severance benefits and benefits as described in Section 5(c) of the Interim Employment Agreement or Section 4 of the Change of Control Agreement, as applicable.
3.    General Release of Claims by Executive.
(a)    Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Termination Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 USC Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 USC Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 USC Section 621, et seq.; the Equal Pay Act, as amended, 29 USC Section 206(d); regulations of the Office of Federal Contract Compliance, 41 CFR Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; The Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.
Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)    Claims to continued participation in the Company’s group medical, dental, vision, and life insurance benefit plans pursuant to the terms and conditions of the federal law known as COBRA;
(iv)    Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company of that certain Indemnification Agreement dated June 18, 2007 between Executive and the Company;
(v)    Claims based on any right Executive may have to enforce the Company’s executory obligations under the Interim Employment Agreement, the Change of Control Agreement or agreements related to stock awards granted to Executive by the Company; and
(vi)    Claims Executive may have to vested or earned compensation and benefits.
(b)    EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
(c)    Older Worker’s Benefit Protection Act. Executive agrees and expressly acknowledges that this Release includes a waiver and release of all claims which he has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq.

(“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Release:
(i)    This paragraph, and this Release are written in a manner calculated to be understood by him.
(ii)    The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which he signs this Release.
(iii)    This Release provides for consideration in addition to anything of value to which he is already entitled.
(iv)    Executive has been advised to consult an attorney before signing this Release.
(v)    Executive has been granted twenty-one (21) days after he is presented with this Release to decide whether or not to sign this Release. If he executes this Release prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.
(vi)    Executive has the right to revoke this general release within seven (7) days of signing this Release. In the event he does so, both this Release and the offer of benefits to him pursuant to the Interim Employment Agreement or the Change of Control Agreement, as applicable, will be null and void in their entirety, and he will not receive any severance payments or benefits under the Interim Employment Agreement or the Change of Control Agreement.
If he wishes to revoke this Release, Executive shall deliver written notice stating his or her intent to revoke this Release to the Chairman of the Board of Directors of the Company and the Company’s Chief Executive Officer, or, if Executive is serving in such capacities as of the Termination Date, to the Chairman of the Compensation Committee of the Board of Directors of the Company, at the offices of the Company on or before 5:00 p.m. on the seventh (7th ) day after the date on which he signs this Release.
4.    No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees, or any of them. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive; provided, however, that this sentence shall not apply with respect to a claim challenging the validity of this general release with respect to a claim under the Age Discrimination in Employment Act, as amended.
5.    Confidential Information; Return of Company Property. Executive hereby certifies that he has complied with Section 5(g) of the Interim Employment Agreement.
6.    Paragraph Headings. The headings of the several paragraphs in this Release are inserted solely for the convenience of the Parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.
7.    Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

If to the Company or the Board:
TiVo Inc.
2160 Gold Street
P.O. Box 2160
Alviso, California 95002-2160
Attention: Secretary
If to Executive:
Naveen Chopra
1381 Woodland Avenue
Menlo Park, CA 94025
All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.
8.    Severability. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.
9.    Governing Law and Venue. This Release is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Jose, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
10.    Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
11.    Construction. The language in all parts of this Release shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Release or any part thereof.
12.    Entire Agreement. This Release, the Interim Employment Agreement and the Change of Control Agreement set forth the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the Parties in respect of the subject matter contained herein.
13.    Amendment. No provision of this Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board of Directors of the Company.
14.    Understanding and Authority. The Parties understand and agree that all terms of this Release are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.
(Signature Page Follows)

[SIGNATURE PAGE TO RELEASE]

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE	TIVO INC.

Naveen Chopra	By:
Title: